ACQUISITION OF SCANDIA VARME AS

Slependen 20.05.99

ATT. The Board of Directors,  Scandia Varme A/S

Ref.: The acquisition of 100% of the shares of Scandia Varme A/S and subscription of new share capital.

The Board of Nord-Interi r A/S has resolved to offer to take over 100% of the shares of Scandia Varme A/S. As the share capital in that company is seen as lost, Nord-Interioer A/S will go in with fresh share capital together with subordinated loan capital to a total sum of NOK 2 millions (2,000,000).

The conditions are as follows:

    Nord-Interi r A/S have the sole right to conclude this take over of Scandia Varme
       A/S.
       This has already been confirmed orally by Herr R v, the Chairman of the Company's Board.
    All shareholders in Scandia Varme A/S renounce their subscription rights in any
           future share capital formation, and agree to sell their existing shares for NOK 1.-
           per share providing that the company's shares are not written down to NOK 0.00.
    The balance (attachment 1) of 19.05.99 is correct. This pre-supposes the successful implementation of the proposed debt restructuring.
    Sundal Sparebank confirm to Scandia Varme A/S that that the bank will continue its credit engagement also after the debt restructuring.
    As new owners, we are extremely interested in the research project with Sintef and Norsk Forskningsraad. It is on the other hand too early to be able to say whether or not it can continue in its present form.
       The Board of Directors of Scandia Varme A/S must confirm that the company is not bound by any obligation to continue this. A possible re-defining of the project may be an alternative. This is of course pre-conditioned by full acceptance by all involved parties.

     Once we have received written confirmation from the Board of Directors of Scandia Varme A/S that all the pre-conditions shown above have been complied with, we will transfer the necessary capital to the Company within 5 days.


     Yours faithfully,
     Nord-Interioer A/S

     /s/Bjarne Varre                                 /s/Stian Varre
     Bjarne Varre                                    Stian Varre
     Chairman of the Board                           Managing Director